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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of our reports dated February 23, 2004 relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of the Manufacturers Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
November 4, 2004